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                                                              Exhibit (d)(18)(i)

[ING LOGO]

U.S. FINANCIAL SERVICES

Shaun P. Mathews
Chief Marketing Officer

                                                                January 21, 2003

Laurie M. Tillinghast
President
ING Partners, Inc.
151 Farmington Avenue
Mail Code: TS-41
Hartford, CT 06156

Re:    ING Partners, Inc. (the "Fund")

Dear Ms. Tillinghast:

     By our execution of this letter agreement (the "Agreement"), intending to be legally bound hereby, ING Life Insurance and Annuity Company ("ILIAC"), the Fund's Administrator, agrees that in order to increase the competitiveness of the established expense ratios of the ING American Century Small Cap Value Portfolio and the ING Baron Small Cap Growth Portfolio of the Fund, ILIAC shall, from May 1, 2003 through April 30, 2004, waive all or a portion of its administrative services fee and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of the ING American Century Small Cap Value Portfolio shall not exceed 1.30%, 1.55% and 1.80% for the Initial, Service and Adviser class shares respectively and the maximum total operating expense ratios of the ING Baron Small Cap Growth Portfolio shall not exceed 1.20%, 1.45% and 1.70% for the Initial, Service and Adviser class shares repectively of the respective Portfolio's average daily net assets.

     ILIAC acknowledges that (1) it shall not be entitled to collect on or make a claim for waived fees at any time in the future, and (2) it shall not be entitled to collect on or make a claim for reimbursed expenses at any time in the future.


                                      ING Life Insurance and Annuity Company

                                      By:   /s/ Shaun P. Mathews
                                            --------------------
                                            Shaun P. Mathews
                                            Senior Vice President
Your signature below acknowledges
acceptance of this Agreement:

By:  /s/ Laurie M. Tillinghast
     -------------------------
     Laurie M. Tillinghast
     President
     ING Partners, Inc.

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151 Farmington Avenue, TN11       Tel.: 860.723.4676            SECURITIES OFFERED THROUGH
Hartford, CT 06156                Fax:  860.723.4689            ING FINANCIAL ADVISERS, LLC - MEMBER SIPC
Email: mathewssp@ing-afs.com
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